Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, May 8, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its April 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Term Sheet Signed for Power for New 120MW Wind-Powered Data Center “Project Hedy” in Texas – Expected to expand Soluna’s presence in ERCOT and strengthen commitment to sustainable computing. Learn more here.
●	Land Secured for 166MW Project Kati – Marks one of the Company’s largest renewable-powered computing sites in development. Read more here.
●	Term Sheet Signed for Power for New 100MW Wind-Powered “Project Ellen” Planned to Power AI & Bitcoin Workloads – Designed to meet rising demand for clean, high-performance computing infrastructure. Details here.
●	Blockware Deal Expands Hosting at Project Dorothy 2 – New agreement grows Bitcoin hosting capacity at Soluna’s flagship Texas site. Learn more here.
●	New Blog - The Soluna team explores the sustainable AI landscape and the competitive advantages of Renewable Computing. Read our latest blog here.

Our Data Center Projects

We have over 698 MW of data center capacity in operation, construction or development

Project	Location	Power Source	Size (MW)	Model	Status	Partner
Dorothy 1A	TX	Wind	25	BTC Hosting	Operating	Spring Lane
Dorothy 1B	TX	Wind	25	BTC Mining	Operating	Navitas
Sophie	KY	Grid	25	BTC Hosting	Operating	N/A
Dorothy 2	TX	Wind	48	BTC Hosting	Construction	Spring Lane
Grace	TX	Wind	2	AI Hosting	Development	TBD
Kati	TX	Wind	166	BTC Hosting / AI	Development	TBD
Rosa	TX	Wind	187	BTC Hosting / AI	Development	TBD
Hedy	TX	Wind	120	BTC Hosting / AI	Development	TBD
Ellen	TX	Wind	100	BTC Hosting / AI	Development	TBD

Nasdaq: SLNH

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	The site has experienced several abnormally severe weather events that have impacted availability for the month.
●	Preparations are underway to implement active cooling measures for power infrastructure in advance of the summer heat and 4CP period.

Project Dorothy 2 (Under Construction, 48 MW, Bitcoin Hosting):

●	Customer deployments are ongoing for Phase 1 with multiple buildings online and hashing.
●	Substantial completion of construction for Phase 1 will be achieved in the next three weeks.
●	Progress on Phase 2 is accelerating as all buildings have been erected, and electrical installation is underway.
●	Building materials are arriving on site for installation on Phase 3.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The site has continued to operate very well during optimal weather conditions.
●	The team achieved a new peak hashrate of 1 EH/s at the site following recent deployments.
●	A 3.3MW fleet upgrade will take place over the next two weeks to expand existing customers.

Project Kati (Under Development, 166 MW, Bitcoin Hosting and AI):

●	The Phase 1 (83 MW) substation upgrade is complete.
●	The construction bid process for Phase 1 (83 MW) of Bitcoin Hosting will be concluded soon.
●	Long lead equipment, including medium voltage switchgear, transformers, and busway orders have been secured.

Customer Success:

●	Soluna has completed deployment of the first 350 next-generation S21+ miners of the recently contracted new partnership with Blockware. The initial deployment will target 5 MWs of S21+ machines and is expected to continue to ramp into June at the new Dorothy 2 site.
●	Project Dorothy 2 contracting continues for May-September 2025; 48 MWs with new partners are in the final stages of negotiation.
●	Partnership growth and expansion at Project Sophie. This would be our 3rd partnership expansion with this hyperscale partner.

View Soluna’s recent AMA here.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the completion of Project Kati and Project Dorothy 2, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the SEC, including the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

X (formerly Twitter): x.com/solunaholdings

YouTube: youtube.com/c/solunacomputing

Newsletter: bit.ly/solunasubscribe

Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Cybele Ramirez

Director, Marketing

Soluna Holdings, Inc.

ir@soluna.io